MACOM Reports Fiscal Fourth Quarter and Fiscal Year 2018 Financial Results

LOWELL, MA, November 13, 2018 - MACOM Technology Solutions Holdings, Inc. (Nasdaq: MTSI) (“MACOM”), a leading supplier of high-performance RF, microwave, millimeterwave and lightwave semiconductor products, today announced its financial results for its fiscal fourth quarter and fiscal year ended September 28, 2018.
Fiscal Year 2018 GAAP Results

•	Revenue was $570.4 million, a decrease of 18.4%, compared to $698.8 million in fiscal year 2017;

•	Gross profit was $245.7 million, a decrease of 24.8%, compared to $326.9 million in fiscal year 2017;

•	Gross margin was 43.1%, compared to 46.8% in fiscal year 2017;

•	Operating loss was $106.5 million, compared to $16.1 million in fiscal year 2017; and

•	Fully diluted net loss from continuing operations was $2.47 per share, compared to a net loss of $2.48 per share in fiscal year 2017.
Fiscal Year 2018 Adjusted Non-GAAP Results

•	Adjusted revenue was $577.4 million, a decrease of 17.4% compared to $698.8 million in fiscal year 2017;

•	Adjusted gross margin was 54.0%, compared to 58.1% in fiscal year 2017;

•	Adjusted operating income was $64.3 million, or 11.1% of adjusted revenue, compared to $180.5 million, or 25.8% of adjusted revenue, in fiscal year 2017;

•	Adjusted net income was $34.3 million, or $0.52 per diluted share, compared to adjusted net income of $145.5 million, or $2.32 per diluted share in fiscal year 2017, decreasing 76.4%; and

•	Adjusted EBITDA was $94.4 million, compared to $213.9 million in fiscal year 2017, decreasing 55.9%.
Fourth Quarter Fiscal Year 2018 GAAP Results

•	Revenue was $151.2 million, a decrease of 9.1% compared to $166.4 million in the previous year fiscal fourth quarter and an increase of 9.7% compared to $137.9 million in the prior fiscal quarter;

•	Gross profit was $71.0 million, a decrease of 18.3% compared to $86.9 million in the previous year fiscal fourth quarter and an increase of 47.4% compared to $48.2 million in the prior fiscal quarter;

•	Gross margin was 46.9%, compared to 52.2% in the previous year fiscal fourth quarter and 34.9% in the prior fiscal quarter;

•	Operating loss was $17.5 million, compared to operating income of $0.3 million in the previous year fiscal fourth quarter and an operating loss of $42.6 million in the prior fiscal quarter; and

•
Net loss from continuing operations was $16.1 million, or $0.29 loss per diluted share, compared to net loss from continuing operations of $1,000, or $0.21 loss per diluted share, in the previous year fiscal fourth quarter and net loss from continuing operations of $85.2 million, or $1.31 loss per diluted share, in the prior fiscal quarter.

Fourth Quarter Fiscal Year 2018 Adjusted Non-GAAP Results

•	Adjusted gross margin was 54.8%, compared to 58.1% in the previous year fiscal fourth quarter and 56.0% in the prior fiscal quarter;

•
Adjusted operating income was $18.7 million, or 12.3% of revenue, compared to $38.0 million, or 22.8% of revenue, in the previous year fiscal fourth quarter and $16.5 million, or 11.4% of revenue, in the prior fiscal quarter;

•
Adjusted net income was $10.5 million, or $0.16 per diluted share, compared to $30.3 million, or $0.46 per diluted share, in the previous year fiscal fourth quarter and $8.6 million, or $0.13 per diluted share, in the prior fiscal quarter; and

•	Adjusted EBITDA was $26.1 million, compared to $47.3 million for the previous year fiscal fourth quarter and $24.1 million for the prior fiscal quarter.
Management Commentary
“Our fourth quarter results were another step in the right direction toward our target operating model of 60% gross margin, 30% operating margin and 60% free cash flow,” commented John Croteau, President and CEO of MACOM.
Mr. Croteau concluded, “Adjusted revenue was up 4% sequentially, adjusted operating margins up 90 basis points and adjusted earnings per share increased 23% over the prior quarter. Looking ahead, we expect the combination of growing revenue contribution from our secular growth drivers and prudent cost management to provide leverage for expanding operating margins and profits over the course of fiscal 2019.”
Business Outlook
For the fiscal first quarter ending December 28, 2018, MACOM expects adjusted revenue to be in the range of $150 million to $156 million. Adjusted gross margin is expected to be between 55% and 57%, and adjusted earnings per share between $0.18 and $0.22 on an anticipated 66.5 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Tuesday, November 13, 2018 at 5:00 p.m. Eastern Time to discuss its fiscal fourth quarter and fiscal year 2018 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 5387519.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 with a passcode of 5387519. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.
Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained.  Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters.
Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield.
MACOM is the partner of choice to the world’s leading communications infrastructure, aerospace and defense companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of RF, microwave, millimeterwave and lightwave semiconductor products.

MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.
Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe and Asia.
MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners. For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn and Facebook or visit the MACOM YouTube Channel.
Special Note Regarding Forward-Looking Statements
This press release and our commentary in our conference call held today each contain forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, information concerning our stated business outlook and future results of operations, our expectations for business and market conditions, positioning and growth aspirations in the Industrial & Defense, Datacenter, Telecom, Cloud Data Center, 5G Telecom and China markets and elsewhere, our expectations for the launch and success of our Data Center solutions business model, our anticipated controlled ramp and efforts to scale our 25G lasers into high volume production, our expectations regarding a customer's consumption of our Data Center semiconductor components, statements regarding market and geographic cycles and downturns for MACOM in terms of revenue and demand, our anticipated ability to navigate international trade tensions, our commitment to invest in our portfolio of disruptive technologies, our beliefs regarding our ability to meet industry demand, continued strong investment by Cloud Service Providers, and now, a surge in Defense spending and Industrial capital investment, our expectations regarding our ability to capitalize on the next phase of infrastructure spending, our expectation that sales across all our end markets will contribute to top line growth quarter-by-quarter throughout fiscal 2019 and our ability to scale operationally, both with our strategic suppliers and in our own factories, our belief that the future contribution from these sales can provide significant operating leverage as we monetize what were previously strategic investments for the company, with improved gross margins for MACOM, any expectations as to our relationships with customers and vendors, our future market share, the timing or nature of future Cloud Data Center and network upgrade cycles, customer order activity and customer adoption of our solutions, our future investment decisions, our GaN strategy and expectations for execution on that strategy, the expected impact of the settlement of our litigation against Infineon and any other statements regarding future trends, business strategies, competitive position, industry conditions, acquisitions and market opportunities. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "seeks," "should," "will," "would" or similar expressions and the negatives of those terms.

These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including the potential that we are unable to identify and timely enter into new markets for our products, such as our publicly-announced market opportunities in Cloud Data Centers, 100G optical networks, 10G PON, 25G lasers, L-PICs, Active and Security Radar Antennas and our AlGaAs, heterolithic microwave ICs (HMIC), Indium Phosphide (InP) etched facet laser and GaN technologies, the potential that we are unable to timely deliver the quantities of our products targeting these or other applications at the right price point due to design challenges, manufacturing bottlenecks, supply shortages, yield issues or otherwise, the potential that the expected rollout of Cloud Data Center build-outs, 5G network upgrades, fiber-to-the-home network technology or other new optical or other network technology deployments in the U.S., China, Japan and other geographies fails to occur, occurs more slowly than we expect or does not result in the amount or type of new business we anticipate, lower than expected demand in the Cloud Data Center market, the optical network infrastructure market or any or all of our primary end markets or from any or all of our large OEM customers based on seasonal effects, regulatory action (such as the recently resolved ZTE export ban or previously announced Huawei investigation or other denial orders prohibiting sales to certain Chinese aerospace customers) or inaction, technology shifts, standards changes, macro-economic weakness or otherwise, and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive, intellectual property and regulatory nature, the potential for greater than expected pricing pressure and average selling price erosion based on attempts to win or maintain market share, competitive factors, technology shifts or otherwise, the impact of international trade agreements, including new or potential increases in existing trade tariffs, on our business, our suppliers, or our customers, our potential inability to ramp key new products into volume production with acceptable manufacturing yields to satisfy key customer demand in a timely fashion, the potential for inventory obsolescence and related write-offs, a delay or failure to efficiently transition the activities from our Ithaca facility to our headquarters, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, the potential loss of access to any in-licensed intellectual property or inability to license technology we may require on reasonable terms, the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, greater than expected dilutive effect on earnings of our equity issuances, outstanding indebtedness and related interest expense and other costs, our failure to realize the expected economies of scale, lowered production cost, increased customer penetration and other anticipated benefits of our previously announced GaN intellectual property licensing program or supply chain build-out initiatives, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by any customer in winning business or to make purchases from us in support of such business, lack of adoption or delayed adoption by customers and industries we serve of Cloud Data Centers, MACsec, single-Lambda PAM4, MMICs, L-PICs, Active and Security Antennas, SPAR tiles, GaN, InP lasers, AlGaAs HMIC, or other solutions offered by us, failures or delays in porting and qualifying GaN or InP process technology to our fabrication facilities or third party facilities and achieving anticipated manufacturing economies of scale, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development or new product introduction efforts, loss of key personnel to competitors or otherwise, failure of any announced transaction to close in accordance with its terms, failure to successfully integrate acquired companies, technologies or products or realize synergies associated with acquisitions, the potential that we will experience difficulties in managing the personnel and operations associated with our acquisitions, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the impact of any executed or abandoned acquisition, divestiture, joint venture, financing or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the impact of changes in export, environmental or other laws applicable to us, the relative success of our cost-savings initiatives, as well as those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 29, 2017, as filed on November 15, 2017, its Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2017, as filed on February 7, 2018, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2018, as filed on May 3, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2018, as filed on August 1, 2018. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to GAAP reporting, MACOM provides investors with financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), such as: non-GAAP revenue, non-GAAP gross profit and gross margin, non-GAAP income from operations and operating margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, adjusted EBITDA, and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, equity investment gains and losses, divested business losses, other costs and the tax effect of each adjustment. The non-GAAP information includes income associated with a consulting agreement that we entered into in connection with the Automotive divestiture which ended in August 2017.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our Non-GAAP measures are summarized below:
Deferred Revenue - includes deferred revenue invoiced during the third fiscal quarter of 2018 which is associated with our new Data Center solutions business model. After multiple quarters of negotiation with the customer, we included the associated revenue in our financial guidance for the fiscal third quarter. In the fiscal third quarter, MACOM delivered materials required, and received customer written acceptance and the customer has made payment in accordance with the contractual terms. We believe that presenting this deferred revenue amount in the fiscal third quarter and fiscal year 2018 as non-GAAP revenue best aligns with our historical revenue recognition for product sales and other revenue offerings in line with presenting meaningful results of operations. We expect the deferred revenue to be recorded as GAAP revenue and be deducted from non-GAAP revenue when recorded. This non-GAAP revenue was not included in our fiscal year 2018 fourth quarter financial guidance and is being excluded from our fiscal year 2019 first quarter guidance.

Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and the expense is non-cash.

Share-Based and Non-cash Compensation Expense - includes share-based compensation including awards that are equity and liability classified on our balance sheet as well as non-cash compensation expense primarily associated with amounts due to employees of an acquired business that were placed in escrow at the time of the acquisition and amortized as expense over a 2-year period. Share Based Compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.

Impairment Charges - on April 15, 2018, Zhongxing Telecommunications Equipment Corporation, of Shenzhen, China, and certain affiliated entities (collectively "ZTE") were added to the U.S. Department of Commerce's Bureau of Industry and Security's List of Denied Persons. Fiscal year 2018 includes expenses associated with the impairment of property and equipment, inventory and other assets associated with ZTE which are not expected to have any future value. We believe these charges are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing, research and development or administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non-Cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our Credit Agreement and Term Loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition, Integration and Restructuring Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration or restructuring period and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Production and Product Line Exits - includes costs associated with our decision to exit certain production facilities and product lines. The costs are primarily inventory reserves associated with products that are considered excess and may not be internally consumed due to the production process change, have potential reliability issues that will not be resolved due to our decision to exit production and or may not be sold to customers. In addition, there are certain other costs incurred associated with the production process that is being exited that are not expected to occur in the future. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations Excluding Consulting Income - includes the profit and loss amounts of discontinued operations, with the exception of consulting income associated with a consulting agreement we entered into at the time of our Automotive business divestiture. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities. We do not exclude the consulting agreement income classified as discontinued operations because management views this income as part of our ongoing operations and correlated with future operations since we both derive income and incur ongoing costs associated with the consulting services available under the consulting agreement.

Equity Investment and Sale of Business Losses - includes losses associated with non-marketable equity investments we have in a private business as well as the $34.3 million loss associated with the third quarter of 2018 sale of our LR4 business. We believe the investment losses are non-cash in nature and the sale of the LR4 business is not correlated to future business operations and including such amounts does not reflect our ongoing operations.

Other - primarily includes transaction expenses incurred as part of our Credit Agreement Amendments in the second, third and fourth fiscal quarters of 2017. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our Adjusted Non-GAAP tax rate associated with our Adjusted Non-GAAP income over a period of time. We determine our Adjusted Non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our Adjusted Non-GAAP Net Income before income taxes and our ability to realize tax assets. We generally assess this Adjusted Non-GAAP income tax rate quarterly and have utilized 12% for our first fiscal quarter of 2017, 10% for our second, third and fourth fiscal quarters of 2017 and 8% for our fiscal year 2018. Our historical effective income tax rate under GAAP has varied significantly from our Adjusted Non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our Adjusted Non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which is excluded from our Adjusted Non-GAAP net Income and is neither deductible nor taxable for tax purposes, income taxed in foreign jurisdictions at generally lower tax rates, non-deductible compensation, research and development tax credits and merger expenses, as well as the establishment of a valuation allowance against our U.S. deferred tax assets during the three months ended March 31, 2017. We believe it is beneficial for our management to review our Adjusted Non-GAAP income tax rate on a consistent basis over periods of time.  Items such as those noted above may have a significant impact on our U.S. GAAP income tax expense and associated effective tax rate over time. Our Adjusted Non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.

Adjusted EBITDA - is a calculation that adds depreciation expense and consulting agreement income to our Adjusted Non-GAAP Income from Operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period and adds AppliedMicro transaction related payments. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analyzing a company's cash flow.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	September 28, 2018	June 29, 2018	September 29, 2017	September 28, 2018	September 29, 2017

Revenue	$151,188	$137,872	$166,381	$570,398	$698,772
Cost of revenue	80,206	89,703	79,485	324,692	371,888
Gross profit	70,982	48,169	86,896	245,706	326,884
Operating expenses:
Research and development	46,226	48,240	39,398	177,713	147,986
Selling, general and administrative	42,280	42,471	42,398	161,673	187,886
Impairment charges	—	—	4,352	6,575	4,352
Restructuring charges	(36)	102	401	6,265	2,744
Total operating expenses	88,470	90,813	86,549	352,226	342,968
(Loss) income from operations	(17,488)	(42,644)	347	(106,520)	(16,084)
Other income (expense):
Warrant liability gain (expense)	2,750	(6,728)	13,958	27,646	(2,522)
Interest expense, net	(8,089)	(8,039)	(6,953)	(31,338)	(28,855)
Other expense, net	(3,609)	(37,281)	(1)	(45,023)	(2,044)
Total other (expense) income	(8,948)	(52,048)	7,004	(48,715)	(33,421)

(Loss) income before income taxes	(26,436)	(94,692)	7,351	(155,235)	(49,505)
Income tax (benefit) expense	(10,320)	(9,482)	7,352	(21,473)	100,911
Loss from continuing operations	(16,116)	(85,210)	(1)	(133,762)	(150,416)
Loss from discontinued operations	(378)	(220)	(10,719)	(6,215)	(19,077)
Net loss	$(16,494)	$(85,430)	$(10,720)	$(139,977)	$(169,493)

Net loss per share:
Basic:
Loss from continuing operations	$(0.25)	$(1.31)	$(0.00)	$(2.07)	$(2.48)
Loss from discontinued operations	(0.01)	0.00	(0.17)	(0.10)	(0.31)
Loss per share - basic	$(0.25)	$(1.32)	$(0.17)	$(2.16)	$(2.79)

Diluted:
Loss from continuing operations	$(0.29)	$(1.31)	$(0.21)	$(2.47)	$(2.48)
Loss from discontinued operations	(0.01)	0.00	(0.16)	(0.10)	(0.31)
Loss per share - diluted	$(0.29)	$(1.32)	$(0.38)	$(2.57)	$(2.79)

Shares - Basic	65,170	64,920	64,243	64,741	60,704
Shares - Diluted	65,648	64,920	65,156	65,311	60,704

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 28, 2018	September 29, 2017

ASSETS
Current assets:
Cash and cash equivalents	$94,676	$130,104
Short term investments	98,221	84,121
Accounts receivable, net	97,375	136,096
Inventories	122,837	136,074
Income tax receivable	17,601	18,493
Assets held for sale, current	4,840	35,571
Prepaids and other current assets	23,311	22,438
Total current assets	458,861	562,897
Property and equipment, net	149,923	131,019
Goodwill and intangible assets, net	826,861	934,857
Deferred income taxes	2,272	948
Other investments	31,094	—
Other long-term assets	13,484	7,402
TOTAL ASSETS	$1,482,495	$1,637,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lease payable	$467	$815
Current portion of long-term debt	6,885	6,885
Accounts payable	41,951	47,038
Accrued liabilities	49,945	58,243
Liabilities held for sale	—	2,144
Deferred revenue	7,757	1,994
Total current liabilities	107,005	117,119
Lease payable, less current portion	29,023	17,275
Long-term debt obligations, less current portion	658,372	661,471
Common stock warrant liability	13,129	40,775
Deferred income taxes	389	15,172
Other long-term liabilities	5,902	7,937
Total liabilities	813,820	859,749
Stockholders' equity	668,675	777,374
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,482,495	$1,637,123

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Twelve Months Ended
	September 28, 2018	September 29, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(139,977)	$(169,493)
Depreciation and amortization	112,383	92,998
Share based compensation	31,937	36,335
Warrant liability (gain) expense	(27,646)	2,522
Acquired inventory step-up amortization	224	44,022
Loss (gain) on disposition of business	34,343	(25,520)
Deferred income taxes	(16,528)	92,171
Loss on minority equity investment	10,406	—
Impairment related charges	9,143	4,352
Other adjustments to reconcile loss to net operating cash	(594)	6,497
Inventories	(2,166)	(4,094)
Accounts receivable	38,679	(15,754)
Change in other operating assets and liabilities	(13,911)	(2,986)
Net cash provided by operating activities	36,293	61,050
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(1,000)	(270,008)
Sales, purchases and maturities of investments	(14,086)	(60,493)
Purchases of other investments	(5,000)	—
Proceeds associated with discontinued operations	4,737	25,520
Proceeds from sale of assets	1,274	215
Purchases of property and equipment	(53,044)	(32,804)
Net cash used in investing activities	(67,119)	(337,570)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	—	96,558
Payments of financing costs	(505)	(9,077)
Proceeds from corporate facility financing obligation	4,000	—
Payments of notes payable and assumed debt	(7,598)	(5,884)
Proceeds from stock option exercises and employee stock purchases	6,957	8,281
Repurchase of common stock	(6,828)	(18,534)
Other adjustments	(477)	2,309
Net cash used in (provided by) financing activities	(4,451)	73,653
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(151)	(6)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(35,428)	(202,873)
CASH AND CASH EQUIVALENTS — Beginning of period	130,104	332,977
CASH AND CASH EQUIVALENTS — End of period	$94,676	$130,104

Supplemental disclosure of non-cash activities
Issuance of common stock in connection with the AppliedMicro Acquisition	—	465,082

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	September 28, 2018	June 29, 2018	September 29, 2017	September 28, 2018	September 29, 2017
	Amount	Amount	Amount	Amount	Amount
Revenue - GAAP	$151,188	$137,872	$166,381	$570,398	$698,772
Deferred revenue	—	7,000	—	7,000	—
Adjusted revenue (Non-GAAP)	$151,188	$144,872	$166,381	$577,398	$698,772

	Three Months Ended						Twelve Months Ended
	September 28, 2018		June 29, 2018		September 29, 2017		September 28, 2018		September 29, 2017
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$70,982	46.9	$48,169	34.9	$86,896	52.2	$245,706	43.1	$326,884	46.8
Amortization expense	8,515	5.6	8,593	5.9	8,592	5.2	33,428	5.8	30,286	4.3
Share-based and non-cash compensation	1,115	0.7	1,059	0.7	931	0.6	4,053	0.7	3,647	0.5
Impairment related charges	—	—	—	—	—	—	2,568	0.4	—	—
Acquisition, integration and restructuring related costs	1,176	0.8	93	0.1	208	0.1	1,966	0.3	45,283	6.5
Production and product line exits	1,000	0.7	16,165	11.2	—	—	17,165	3.0	—	—
Deferred revenue	—	—	7,000	4.8	—	—	7,000	1.2	—	—
Adjusted gross profit (Non-GAAP)	$82,788	54.8	$81,079	56.0	$96,627	58.1	$311,886	54.0	$406,100	58.1

	Three Months Ended						Twelve Months Ended
	September 28, 2018		June 29, 2018		September 29, 2017		September 28, 2018		September 29, 2017
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	88,470	58.5	90,813	65.9	86,549	52.0	352,226	61.8	342,968	49.1
Amortization expense	(12,438)	(8.2)	(13,083)	(9.0)	(10,993)	(6.6)	(48,266)	(8.4)	(35,456)	(5.1)
Share-based and non-cash compensation	(6,984)	(4.6)	(8,657)	(6.0)	(7,606)	(4.6)	(27,614)	(4.8)	(37,991)	(5.4)
Impairment and restructuring charges	36	—	(102)	(0.1)	(4,753)	(2.9)	(12,840)	(2.2)	(7,096)	(1.0)
Litigation costs	(982)	(0.6)	(997)	(0.7)	(675)	(0.4)	(3,507)	(0.6)	(2,284)	(0.3)
Acquisition, integration and restructuring related costs	(3,117)	(2.1)	(1,763)	(1.2)	(3,635)	(2.2)	(9,948)	(1.7)	(33,382)	(4.8)
Production and product line exits	(857)	(0.6)	(1,589)	(1.1)	—	—	(2,445)	(0.4)	—	—
Other	—	—	—	—	(220)	(0.1)	—	—	(1,123)	(0.2)
Adjusted operating expenses (Non-GAAP)	64,128	42.4	64,622	44.6	58,667	35.3	247,606	42.9	225,636	32.3

	Three Months Ended						Twelve Months Ended
	September 28, 2018		June 29, 2018		September 29, 2017		September 28, 2018		September 29, 2017
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Loss from operations - GAAP	$(17,488)	(11.6)	$(42,644)	(30.9)	$347	0.2	$(106,520)	(18.7)	$(16,084)	(2.3)
Amortization expense	20,953	13.9	21,676	15.0	19,585	11.8	81,694	14.1	65,742	9.4
Share-based and non-cash compensation	8,099	5.4	9,716	6.7	8,538	5.1	31,666	5.5	41,638	6.0
Impairment and restructuring charges	(36)	—	102	0.1	4,753	2.9	15,408	2.7	7,096	1.0
Litigation costs	982	0.6	997	0.7	675	0.4	3,507	0.6	2,284	0.3
Acquisition, integration and restructuring related costs	4,293	2.8	1,856	1.3	3,843	2.3	11,914	2.1	78,664	11.3
Production and product line exits	1,857	1.2	17,753	12.3	—	—	19,610	3.4	—	—
Deferred revenue	—	—	7,000	4.8	—	—	7,000	1.2	—	—
Other	—	—	—	—	218	0.1	—	—	1,123	0.2
Adjusted income from operations (Non-GAAP)	$18,660	12.3	$16,456	11.4	$37,959	22.8	$64,279	11.1	$180,463	25.8

Depreciation expense	7,416	4.9	7,597	5.2	7,461	4.5	30,099	5.2	25,908	3.7
Consulting income	—	—	—	—	1,875	1.1	—	—	7,500	1.1
Adjusted EBITDA (Non-GAAP)	$26,076	17.2	$24,053	16.6	$47,295	28.4	$94,378	16.3	$213,871	30.6

	Three Months Ended						Twelve Months Ended
	September 28, 2018		June 29, 2018		September 29, 2017		September 28, 2018		September 29, 2017
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net loss - GAAP	$(16,494)	(10.9)	$(85,430)	(62.0)	$(10,720)	(6.4)	$(139,977)	(24.5)	$(169,493)	(24.3)
Amortization expense	20,953	13.9	21,676	15.0	19,585	11.8	81,694	14.1	65,742	9.4
Share-based and non-cash compensation	8,099	5.4	9,716	6.7	8,538	5.1	31,666	5.5	41,638	6.0
Impairment and restructuring charges	(36)	—	102	0.1	4,753	2.9	15,408	2.7	7,096	1.0
Warrant liability expense (gain)	(2,750)	(1.8)	6,728	4.6	(13,958)	(8.4)	(27,646)	(4.8)	2,522	0.4
Non-cash interest, net	1,015	0.7	1,036	0.7	827	0.5	4,587	0.8	3,373	0.5
Litigation costs	982	0.6	997	0.7	675	0.4	3,507	0.6	2,284	0.3
Acquisition, integration and restructuring related costs	4,293	2.8	1,856	1.3	3,843	2.3	11,914	2.1	78,664	11.3
Production and product line exits	1,857	1.2	17,753	12.3	—	—	19,610	3.4	—	—
Discontinued operations, excluding consulting income	378	0.3	220	0.2	12,594	7.6	6,215	1.1	26,577	3.8
Equity investment and sale of business losses	3,462	2.3	37,202	25.7	—	—	44,749	7.8	—	—
Deferred revenue	—	—	7,000	4.8	—	—	7,000	1.2	—	—
Other	—	—	—	—	218	0.1	—	—	3,131	0.4
Tax effect of non-GAAP adjustments	(11,235)	(7.4)	(10,232)	(7.1)	3,981	2.4	(24,453)	(4.2)	83,943	12.0
Adjusted net income (Non-GAAP)	$10,524	7.0	$8,624	6.0	$30,336	18.2	$34,274	5.9	$145,477	20.8

	Three Months Ended						Twelve Months Ended
	September 28, 2018		June 29, 2018		September 29, 2017		September 28, 2018		September 29, 2017
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net loss - GAAP	$(16,494)		$(85,430)		(10,720)		(139,977)		(169,493)
Warrant liability gain	(2,750)		—		(13,958)		(27,646)		—
Net loss - diluted	$(19,244)	$(0.29)	$(85,430)	$(1.32)	$(24,678)	$(0.38)	$(167,623)	$(2.57)	$(169,493)	$(2.79)

Adjusted (Non-GAAP)	$10,524	$0.16	$8,624	$0.13	$30,336	$0.46	$34,274	$0.52	$145,477	$2.32

	Three Months Ended			Twelve Months Ended
	September 28, 2018	June 29, 2018	September 29, 2017	September 28, 2018	September 29, 2017
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	65,648	64,920	64,243	65,311	60,704
Incremental shares	236	725	1,687	376	1,877
Adjusted diluted shares (Non-GAAP)	65,884	65,645	65,930	65,687	62,581

	Three Months Ended						Twelve Months Ended
	September 28, 2018		June 29, 2018		September 29, 2017		September 28, 2018		September 29, 2017
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$8,089	5.4	$8,039	5.8	$6,953	4.2	$31,338	5.5	$28,855	4.1
Non-cash interest expense	(1,015)	(0.7)	(1,036)	(0.7)	(827)	(0.5)	(4,588)	(0.8)	(3,373)	(0.5)
Adjusted Interest Expense (Non-GAAP)	$7,074	4.7	$7,003	4.8	$6,126	3.7	$26,750	4.6	$25,482	3.6

	Three Months Ended						Twelve Months Ended
	September 28, 2018		June 29, 2018		September 29, 2017		September 28, 2018		September 29, 2017
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$25,076	16.6	$59	—	$12,361	7.4	$36,293	6.4	$61,050	8.7
Capital expenditures	(13,601)	(9.0)	(12,863)	(8.9)	(8,308)	(5.0)	(53,044)	(9.2)	(32,804)	(4.7)
AppliedMicro transaction related payments	—	—	—	—	3,426	2.1	—	—	31,959	4.6
Free cash flow (Non-GAAP)	$11,475	7.6	$(12,804)	(8.8)	$7,479	4.5	$(16,751)	(2.9)	$60,205	8.6
Free cash flow as a percentage of Adjusted net income	109%		(148)%		25%		(49)%		41%